Exhibit 99.1

F.N.B. Corporation Announces Retirement of Chief Wholesale Banking Officer Robert Moorehead
Promotes Bryant Mitchell, Ahmed El Nokali and Brad Jones to expanded commercial banking leadership positions

PITTSBURGH, PA – Oct. 29, 2020 – F.N.B. Corporation (NYSE: FNB), parent company of First National Bank, announced that industry veteran Robert Moorehead, Chief Wholesale Banking Officer, will retire effective January 2021, coinciding with a series of promotions within the commercial leadership team.

With more than 45 years of banking experience, Moorehead joined FNB in 2011 as President of its Pittsburgh Region and was appointed Chief Wholesale Banking Officer in 2015. His tenure has been characterized by the Company’s dramatic growth, the introduction of sophisticated commercial banking functions including capital markets and international banking, and an exceptional client experience highlighted by more than a decade of expansion for FNB’s commercial loan portfolio.

“Bob played a significant role in the development of the banking landscape that Pittsburgh is known for today. He has been a valuable partner in building and expanding a full-service commercial banking organization at FNB that is a formidable competitor for both large and small institutions throughout the industry,” said Vincent J. Delie, Jr., Chairman, President and Chief Executive Officer of F.N.B. Corporation and First National Bank. “Bob’s impact is most evident in the talented team he has developed to take our commercial bank into the future, and his retirement creates an exciting opportunity for several of our exceptional leaders to assume greater responsibility on our path forward.”

As part of its succession plan, FNB has made additional strategic updates to its commercial banking leadership team, also effective January 2021, including the appointment of Bryant Mitchell as Chief Wholesale Banking Officer and the promotions of Ahmed El Nokali to Managing Director of Capital Markets and Brad Jones to Executive Vice President of Commercial Banking for the Carolinas.

FNB hired Mitchell in 2018 as Executive Vice President of Capital Markets and Specialty Finance. Prior to joining FNB, Mitchell held several significant leadership positions in his 35 years with The PNC Financial Services Group, Inc. As Chief Wholesale Banking Officer, Mitchell will oversee lines of business and functional areas across the footprint including Commercial Banking, Capital Markets and the Company’s Wealth Management group.

El Nokali assumes responsibility for FNB’s Syndications and Debt Capital Markets functions in addition to Interest Rate Management. He joined FNB in 2015 as Director of Interest Rate Sales and Marketing and was named Managing Director and Head of Interest Rate Management in 2019. His nearly 20 years of financial services experience includes roles with Bank of America Merrill Lynch and Deutsche Bank in both Dubai and London.

Jones has been named Executive Vice President of Commercial Banking for the Carolinas, overseeing FNB’s multiple markets in North Carolina and South Carolina. In addition to his home market in Charlotte, Jones manages the execution of FNB’s Commercial Banking sales model throughout its Eastern North Carolina, Piedmont, Raleigh-Durham and South Carolina Regions. The Regional Presidents serving these markets report to Jones, who also maintains his previous position as Regional Market Executive and President of the Charlotte Region. He joined FNB in 2019 with more than 30 years of extensive financial services experience, including leadership roles with BBVA, Wells Fargo and Bank of America.

In addition, several other executives will take on expanded responsibilities, including Executive Vice Presidents of Commercial Banking Frank Krieder and Boyd Pethel, who each will assume oversight of additional commercial banking business units.

Each of these individuals brings extensive experience and FNB's proven commitment to client service, which is evident in the Company’s substantial market share gains in commercial banking and the more than 50 Greenwich Excellence and Best Brand Awards it has received for commercial and small business banking over the past decade.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $37 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com

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